Exhibit 99

FOR IMMEDIATE RELEASE

CONTACTS:	Investment Community	Media
	James J. Murren	Alan Feldman
	President, Chief Financial Officer	Senior Vice President
	and Treasurer	Public Affairs
	(702) 693-8877	(702) 891-7147

MGM MIRAGE’S BOARD OF DIRECTORS APPROVES 2 FOR 1 STOCK SPLIT

Las Vegas, Nevada, March 9, 2005 — MGM MIRAGE (NYSE: MGG) today announced that its Board of Directors has authorized a 2-for-1 stock split effected in the form of a 100% stock dividend, subject to its stockholders approving an increase in the number of authorized shares of common stock of MGM MIRAGE. The Company will seek stockholder approval to increase the authorized shares at its annual meeting of stockholders to be held on May 3, 2005.

“The stock split reflects the Board’s optimism for the future of our Company,” said Terry Lanni, Chairman and CEO of MGM MIRAGE. “We are very pleased with our 2004 performance and have strong expectations for the coming years. The Mandalay transaction is fully financed and on track to close by the end of the month, and we continue to make significant strides in our high return development projects, particularly in Las Vegas and Macau, as we expand our growth platform around the world.”

Upon effectiveness of the increase in authorized shares, stockholders of record as of the close of business on May 4, 2005 will be entitled to receive one additional share of MGM MIRAGE common stock for every share then owned. It is anticipated that the settlement date for the stock split will be 10 business days following the record date. As of March 7, 2005, the Company had approximately 143,333,444 shares outstanding (excluding 33,204,000 treasury shares).

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MGM MIRAGE (NYSE: MGG), headquartered in Las Vegas, Nevada, is one of the world’s leading and most respected hotel and gaming companies. The Company owns and operates 11 casino resorts located in Nevada, Mississippi and Michigan, and has investments in three other casino resorts in Nevada, New Jersey and the United Kingdom. For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com.

Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” Under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.